INDEPENDENT AUDITORS' CONSENT

To The Board of Trustees of
Oppenheimer Multiple Strategies Fund:

We consent to the use in this Registration Statement of Oppenheimer Multiple Strategies Fund of our report dated October 21, 1998, appearing in the Statement of Additional Information, which is a part of such Registration Statement; to the references to our firm under the headings "Financial Highlights" included in the Prospectus and "Independent Auditors" included in the Statement of Additional Information, both of which is are parts of such Registration Statement.

/s/ KPMG LLP

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KPMG LLP

Denver, Colorado
January 28, 1999